Exhibit 99.1

For Immediate Release
MAGUIRE PROPERTIES PROVIDES NEW CENTURY FINANCIAL LEASE SUMMARY UPDATE
MINIMAL EXPOSURE AT PARK PLACE IN IRVINE, CALIFORNIA

LOS ANGELES--(BUSINESS WIRE)--March 13, 2007--Maguire Properties, Inc. (NYSE:MPG), a southern California focused real estate investment trust, is providing an update on its leases with New Century Financial Corporation (NYSE: NEW) in light of recent news reports regarding the financial condition of New Century. New Century leases approximately 267,000 square feet of space for a remaining term of approximately three years in two buildings at the Company's Park Place project in Irvine, California. New Century is also a tenant under a third lease for approximately 190,000 square feet at the Company's newest development, 3161 Michelson, but this lease has not yet commenced. 3161 Michelson is on schedule for completion in the third quarter 2007 and the New Century lease is scheduled to commence as to approximately 130,000 square feet September 1, 2007 with 60,000 square feet commencing a year later.

The average current annual rental rate for the New Century leases that are currently in effect is approximately $24.27 per square foot (full service gross). This rate is lower than the average annual starting rental rates the Company has achieved on subsequent leases for the Park Place campus, which has ranged from $35 to $37 per square foot (full service gross) which is 45-52% higher than the New Century rent. The scheduled rent to be paid on the 3161 Michelson building is $35.27 (full service gross) per year per foot, which compares to the current rates for new leases achieved and proposed at that building of over $44.00 (full service gross) per year per foot or 25% higher than the New Century rent.

According to Cushman & Wakefield, the sub prime mortgage industry in Orange County occupies approximately 5 million square feet of the overall office inventory of approximately 130 million square feet. Orange County is seeing expanding office demand in other sectors, including bio-technology/healthcare, technology/gaming and professional service firms.

Mr. Robert F. Maguire III, our Chairman and Chief Executive Officer commented, “We are achieving rental rates that are 25-50% higher than the New Century rent. The Orange County office market continues to be strong with approximately 7% direct vacancy in the Greater Airport Area with more than 1 million square feet of tenants currently seeking space in the market according to Cushman & Wakefield. Should New Century not take occupancy at our new 3161 Michelson property, we believe an opportunity exists to lease all of their space, which includes the top four floors of the 20-story office tower, at significantly higher rates than are payable by New Century. Their space includes the most desirable floors in what is quickly becoming the trophy office tower in Irvine, with outstanding views of the surrounding areas. Their lease also gives New Century building exterior signage opportunities which are extraordinarily valuable given the building's highly visible location at the 405 (San Diego) Freeway and Jamboree Road. This could represent an extraordinary opportunity for major financial institutions or other significant tenants. In view of the above, we believe we have minimal exposure to New Century. If, for example, it took us a year to release the existing space our lost rent would total approximately $6.5 million or $0.12 per share.”

About Maguire Properties, Inc.
Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: our potential inability to complete the acquisition of the former EOP portfolio or the financings contemplated by the above-identified financing commitments; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company’s growth and expansion into new markets, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see our annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558